Exhibit 99.2

WeWork Announces Planned Leadership Transition

Following successful conclusion of its global restructuring,

Chief Executive Officer David Tolley to step down

New York, NY—June 11, 2024 – WeWork, the leading global flexible space provider, today announced that David Tolley intends to step down as Chief Executive Officer and as a director of WeWork. The transition will occur upon the Company’s emergence from Chapter 11, which is expected to take place later today on June 11, 2024. At that time, the company will name a new Chief Executive Officer to lead the business into the future as well as its new Board of Directors.

“When I joined WeWork just over one year ago, I knew the company faced real challenges in order to restructure its business to become financially and operationally sustainable,” said David Tolley, CEO. “I’m delighted to have had the opportunity to lead our unique, incredible company into and out of this remarkably successful, transformational restructuring. We cut our future lease obligations in half, shed billions of dollars in debt, raised $400 million of additional equity capital and are now positioned for long-term growth and profitability.

“Through this period of volatility, we have continued to serve over half a million systemwide members every single day. Those members, and our employees, deserve nothing less than a strong and aspirational WeWork focused on the future and determined to lead the category we created. I’m deeply grateful for the opportunity I’ve had to contribute to driving our company forward, and would like to express my heartfelt thanks to all of the members of the WeWork team who’ve worked tirelessly with me over the last year. I will look on with great satisfaction as WeWork moves from strength to strength in the coming years.”

Paul Keglevic, Chairman of the Board of Directors, said: “On behalf of the WeWork Board, and the entire organization, I want to place on record our immense appreciation and gratitude to David. His fearless and highly skilled leadership, coupled with his vast restructuring experience, ensured he successfully steered the company through this pivotal moment, executing one of the largest and most complex restructurings, while maintaining incredible member loyalty and employee support. This work—which comes at a time of significant structural change in the commercial real estate industry - ensures David’s legacy is firmly woven into the fabric of WeWork, and he leaves the company irrefutably stronger than when he arrived. The entire WeWork ecosystem and I thank him for his tireless efforts, and wish him the very best in his next chapter.”

Since joining in February 2023—initially as a Board member and then as CEO—David has successfully led WeWork through a comprehensive, global, operational and financial transformation. During his tenure, WeWork right-sized its real estate portfolio, successfully renegotiating over 190 leases and exiting over 170 unprofitable locations, reducing annual rent and tenancy expenses by over $800 million and total future rent expenses by more than $12 billion or over 50%. The Company also equitized $4 billion of prepetition indebtedness and secured $400 million of new equity capital to support operating investments and future strategic growth. Additionally during this period, the WeWork management team dramatically improved operating efficiency, including by reducing SG&A expenses by over 30%, while simultaneously reinvesting in core products, services and real estate to continuously improve the company’s member experience. This reinvestment and focus on member experience resulted in an improvement of over 20% in WeWork’s net promoter score. In total, these efforts have positioned WeWork to maintain its position of industry leadership and deliver sustainable, profitable growth, excellence in service delivery and innovation, and an enhanced member experience far into the future.

About WeWork

WeWork was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become a leading global flexible space provider committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at wework.com.